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

                                                                  Exhibit 12

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            AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
              Computation of Ratio of Earnings to Fixed Charges
                                 (Unaudited)



                                                         Six Months Ended
                                                             June 30,
                                                        2000          1999
                                                      (dollars in thousands)
Earnings:
  Income before provision for income
    taxes                                             $197,583      $172,859
  Interest expense                                     327,654       271,874
  Implicit interest in rents                             8,193         7,718

Total earnings                                        $533,430      $452,451


Fixed charges:
  Interest expense                                    $327,654      $271,874
  Implicit interest in rents                             8,193         7,718

Total fixed charges                                   $335,847      $279,592


Ratio of earnings to fixed charges                        1.59          1.62
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